POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David St. Clair, John H. Capobianco and Carl E. Smith, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for such person in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ David St. Clair	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 19, 2006

David St. Clair

/s/ Carl E. Smith	Chief Financial Officer (Principal Financial and Accounting Officer)	December 19, 2006

Carl E. Smith

/s/ Paul E. Blondin	Director	December 19, 2006

Paul E. Blondin

/s/ John H. Capobianco	Director	December 19, 2006

John H. Capobianco

/s/ Elizabeth A. Dow	Director	December 19, 2006

Elizabeth A. Dow

/s/ Thomas R. Morse	Director	December 19, 2006

Thomas R. Morse

/s/ Timothy W. Wallace	Director	December 19, 2006

Timothy W. Wallace